Exhibit 99.1

Gain Therapeutics Presents Additional Preclinical Data and Design of Phase 1b Clinical Study of GT-02287 at AD/PD 2025 and Provides Enrollment Update

GT-02287 oral presentation demonstrates new evidence of disease-modifying capacity in GBA1 and idiopathic Parkinson’s disease models

Enrollment update provided for Phase 1b study

Phase 1b study ongoing to assess safety, tolerability, pharmacokinetics, and pharmacodynamics of GT-02287 in people with Parkinson’s disease; biomarker analysis to be conducted in Q2 2025

BETHESDA, Md., April 10, 2025 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today announced that an oral presentation as well as a poster were presented at the AD/PD™ 2025 International Conference on Alzheimer’s and Parkinson’s Diseases and related neurological disorders held April 1-5, 2025, in Vienna, Austria. The oral presentation outlined new evidence further supporting the disease-modifying activity of GT-02287 in preclinical models of both GBA1 and idiopathic Parkinson’s disease (PD). Additionally, the poster presented detailed the design of the ongoing Phase 1b clinical study of GT-02287 in people with Parkinson’s disease.

An early biomarker analysis from the currently enrolled participants in the Phase 1b study will be conducted mid-year and will include samples from participants both with and without the GBA1 mutations for purposes of informing Phase 2 planning during the second half of 2025. Complete analysis of the Phase 1b endpoints, available after all patients have completed 90 days of treatment, is anticipated sometime during the fourth quarter of 2025.

“We continue to add to the robust preclinical dossier of GT-02287 and we believe the recent biomarker data, and the behavioral data we have presented previously, further support the potential of GT-02287 to be a disease-modifying therapy for people with Parkinson’s disease,” commented Joanne Taylor, Ph.D., Senior Vice President of Research of Gain.

“We are encouraged by the robust enrollment and interest in our Phase 1b study in people with Parkinson’s disease. We believe the study is on track to complete enrollment by the end of the second quarter of 2025. We look forward to seeing how the effects on relevant pathway abnormalities that we have observed preclinically and in healthy volunteers translate to people with Parkinson’s disease,” said Jonas Hannestad, M.D., Ph.D., Chief Medical Officer of Gain.

Oral Presentation Information

Title: “Clinical Stage Glucocerebrosidase Modulator, GT-02287, Shows Disease Modifying Potential in Preclinical Models Of Both GBA1 and Idiopathic Parkinson’s Disease”

Summary:  In animal models of both GBA1 and idiopathic Parkinson’s disease, GT-02287 is able to rescue motor deficits and prevent the development of deficits in complex behaviors such as nesting. These effects persist even following withdrawal of the compound, suggesting a disease-modifying potential of GT-02287. The new preclinical data that were presented additionally support a disease-modifying potential of GT-02287. Several biomarkers of disease progression, including aggregated α-synuclein, IRE-1 (a marker of ER stress), LAMP-1 (a marker of lysosomal integrity), Miro1 (a marker of damaged mitochondrial destined for mitophagy), phospho-Tau (a marker of neurodegeneration), and Iba-1 (a marker of neuroinflammation) were statistically reduced upon treatment with GT-02287 and remained reduced for several days following drug washout demonstrating a long-lasting effect.

Poster Presentation Information

Title: “Design of a Phase 1b Study to Evaluate the GCase-targeting Molecule GT-02287 in GBA1-PD and Sporadic PD”

Summary: The study will assess safety and tolerability of GT-02287 during three months of dosing in people with PD, using adverse events, laboratory tests, electrocardiograms, and vital signs as the key safety endpoints. Additionally, the study will characterize the single-dose and steady-state plasma pharmacokinetics (PK) profile of GT-02287. Exploratory endpoints include various biomarkers in the cerebrospinal fluid (CSF), dried blood spots, plasma, and whole blood. Biomarkers include GCase activity and protein levels, sphingolipid substrate levels, α-synuclein, lysosomal and mitochondrial markers, and inflammatory markers. Results from this Phase 1b study will guide the design of a subsequent randomized, placebo-controlled, double-blind dose-finding Phase 2 study to evaluate the efficacy of GT-02287 as measured by a clinically meaningful endpoint in PD over a longer treatment period. Phase 2 planning is expected to commence in the second half of 2025.

A PDF of the poster presented at AD/PD 2025 is available on the Science and Technology section of the Company’s website at https://gaintherapeutics.com/science-and-technology/posters.

Slides from the oral presentation at AD/PD 2025 will be available on the Company’s website at https://gaintherapeutics.com.

About the AD/PD™ Conference

The AD/PD conference explores the latest research, clinical trials and treatments for Alzheimer’s and Parkinson’s and other related neurological disorders. The conference has grown to be the leading event in the field of neurodegenerative disorders with over 4,700 participants from over 70 countries and over 2250 abstracts in 2024. For more information, visit https://adpd.kenes.com.

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is an allosteric enzyme modulator that restores the function of the lysosomal enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors. In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced ER stress, lysosomal and mitochondrial pathology, aggregated α-synuclein, neuroinflammation and neuronal death, as well as plasma neurofilament light chain (NfL) levels, a biomarker of neurodegeneration. In rodent models of both GBA1-PD and idiopathic PD, GT-02287 was shown to rescue deficits in motor function and gait and prevent the development of deficits in complex behaviors such as nesting.

Compelling preclinical data in models of both GBA1-PD and idiopathic PD, demonstrating a disease-modifying effect after administration of GT-02287, suggest that GT-02287 may have the potential to slow or stop the progression of Parkinson’s disease.

Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma and CNS exposures in the projected therapeutic range, and target engagement with a >50% increase in glucocerebrosidase (GCase) activity among those receiving GT-02287 at clinically relevant doses.

GT-02287 is currently being evaluated in a Phase 1b clinical trial for the treatment of Parkinson’s disease with or without a GBA1 mutation. The primary endpoint of the trial, which is currently enrolling participants across 7 sites in Australia, is to evaluate the safety and tolerability of GT-02287 after 3 months of dosing in people with Parkinson’s disease.

Gain’s lead program in Parkinson’s disease has been awarded funding support early in its development from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation in a Phase 1b clinical trial. GT-02287 has further potential in Gaucher’s disease, dementia with Lewy bodies, and Alzheimer’s disease. Gain has multiple undisclosed preclinical assets targeting lysosomal storage disorders, metabolic diseases, and solid tumors.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287; expectations regarding the timing of results from a Phase 1b clinical study for GT-02287; expectations regarding the timing of patient enrollment for a Phase 1b clinical study for GT-02287; the timing of any submissions to the FDA or other regulatory bodies and agencies; and the potential therapeutic and clinical benefits of the Company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2024. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investors:

Gain Therapeutics, Inc.

Apaar Jammu

Manager, Investor Relations and Public Relations

ajammu@gaintherapeutics.com

LifeSci Advisors LLC

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Managing Director

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Media:

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